Exhibit 11

JOHN HANCOCK VARIABLE INSURANCE TRUST

200 Berkeley Street

Boston, Massachusetts 02116

August 14, 2026

To whom it may concern:

This opinion is written in reference to the shares of beneficial interest, $0.01 par value (the “Shares”), of the following series of John Hancock Variable Insurance Trust, a Massachusetts business trust (the “Trust”), to be offered and sold pursuant to the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 on June 29, 2026:

Acquired Fund	Acquiring Fund
Managed Volatility Balanced Portfolio	Lifestyle Balanced Portfolio

Managed Volatility Conservative Portfolio	Lifestyle Conservative Portfolio

Managed Volatility Growth Portfolio	Lifestyle Growth Portfolio

Managed Volatility Moderate Portfolio	Lifestyle Moderate Portfolio

I have examined such records and documents and reviewed such questions of law as I deemed necessary for purposes of this opinion.

Based upon the foregoing, and with respect to existing Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that the Shares, when issued, sold and consideration therefore is paid in accordance with the Registration Statement, will be legally issued, fully paid and non-assessable by the Trust. In this regard, however, I note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

I consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference made to me in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Harsha Pulluru

Harsha Pulluru Assistant Secretary of the Trust